Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE:

CONTACT:        Ray Singleton
                              303-296-3076, ext. 102

EARTHSTONE ENERGY REPORTS CHANGES TO COMPANY OFFICERS

DENVER, COLORADO – Thursday, December 13, 2012 - EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) reported that, effective as of December 11, 2012, James M. Poage resigned as the Company’s interim Chief Financial Officer.  Mr. Poage cited other business opportunities for his resignation and had no disagreements with the Company.  Mr. Poage is expected to continue his association with the Company; primarily in the area of SOX compliance.

Following this development, on December 12, 2012, the Company’s Board of Directors appointed Paul D. Maniscalco to be the Company’s interim Chief Financial Officer.  Since 2006, Mr. Maniscalco, has been a Principal with SJM Financial and Accounting, an accounting and business advisory services firm, located in Englewood, Colorado.  Prior to joining SJM, Mr. Maniscalco was a Senior Audit Manager with Sherb & Co., LLP located in Boca Raton, Florida.  Mr. Maniscalco has Big 4 as well as regional CPA firm background and is experienced in financial statement preparation, SEC reporting, corporate governance, financial analysis and due diligence. Mr. Maniscalco currently works with several E&P industry entities.

“We greatly appreciate the year and a half of service Mr. Poage provided us as interim CFO,” commented Ray Singleton, President of Earthstone.  “His personal dedication and willingness to take on this position on short notice was crucial in bringing us to this point.  We are pleased that he will continue to be associated with the Company.

“We are excited to add Mr. Maniscalco to our team in the role of interim Chief Financial Officer,” Singleton continued.   “He brings a wealth of industry experience and knowledge to our reporting efforts.  Mr. Maniscalco became associated with the Company last quarter when he participated in the preparation and review of last quarter’s Form 10-Q.  We look forward to his future contributions.”

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin and southern Texas.  Earthstone is currently traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the future contributions of various personnel.  Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2012 and Quarterly Reports on Form 10-Q for the three and six months ended June 30, 2012 and September 30, 2012, respectively.  The Company disclaims any obligation to update forward-looking statements.